Exhibit 99.1

Rockwell Medical Provides Update on Commercial Strategy

Company to Move Forward with Commercialization of Triferic

WIXOM, Mich., June 7, 2018 - Rockwell Medical, Inc. (NASDAQ: RMTI) (“the Company”) today provided an update on the Company’s commercial strategy for its innovative anemia management drug, Triferic. This update follows the completion of a thorough review of the business by the newly augmented Board of Directors (the “Board”).

As part of this review, the Board evaluated the strategy for bringing Triferic to dialysis patients and the clinics that serve them in the U.S. and other markets around the world. After considering multiple factors and all available information, including feedback from the Center for Medicare and Medicaid Innovation, the Board concluded that the Company should move forward without assuming that it will receive a Transitional Drug Add-On Payment Adjustment for Triferic in the near term.

Accordingly, the Board has concluded that it is in the best interests of patients, the clinics that serve them and Rockwell Medical’s shareholders to immediately move ahead with the commercial planning and launch of Triferic. As part of these efforts, the Board will work to ensure the Company has the appropriate resources, including recruiting additional talent, to execute on the commercialization process.

Ben Wolin, Chairman of the Board, said, “All of us at Rockwell Medical are intently focused on realizing the potential of Triferic to enhance the everyday lives’ of dialysis patients and drive value for our shareholders. By bringing Triferic to market, we will be able to positively contribute to the dialysis community by improving clinical outcomes and patients’ quality of life while creating significant savings for clinics and the healthcare system.”

In parallel with the commercial launch of Triferic, the Company intends to continue to work closely with industry leaders and policy makers to pursue a Transitional Drug Add-On Payment Adjustment for Triferic in the long term, as the Company believes this has the potential to expedite the process of getting Triferic to an even broader group of dialysis patients and clinicians.

Mr. Wolin added, “We have been encouraged by the support received from Rockwell Medical’s shareholders regarding the changes underway across our Company, and continue to act with a sense of urgency. The top priority of the Board is to assemble an experienced team, including a new CEO and CFO, who will be ideally suited to execute on our growth plans and drive our Company forward.”

The Company will provide updates on its progress as appropriate.

About Triferic

Triferic is the only FDA approved drug indicated to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Via dialysate during each dialysis treatment, Triferic replaces the 5-7 mg iron loss that occurs in all patients, effectively maintaining their iron balance. Unlike IV iron products, Triferic binds iron immediately and completely to transferrin (carrier of iron in the body) upon entering the blood and it is then transported directly to the bone marrow to be incorporated into hemoglobin, with no increase in ferritin (stored iron and inflammation) and no anaphylaxis, addressing a significant unmet need in overcoming Functional Iron Deficiency (FID) in ESRD patients. Please visit www.triferic.com to view the Triferic mode-of-action (MOA) video and for more information.

About Rockwell Medical, Inc.

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s anemia drug Triferic is the only FDA approved product indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and other major markets globally.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic, as well as the timing for any such activities. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “plan,” “potential,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, (including without limitation those set forth in Rockwell’s SEC filings), many of which are beyond our control, actual results could be materially different. Risks and uncertainties include: the

Company’s ability to successfully launch Triferic and the success of these commercialization activities; the timing for CMS approval of reimbursement for Triferic, and whether approval will be obtained; the timing for the appointment of new members of the Company’s management team; and whether Rockwell can successfully execute on its business strategy. Rockwell expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Dan Katcher or Arielle Rothstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449